Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Shelly Whitaker, APR
Media Contact
t: 540-561-8452
e: shelly.whitaker@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 952-715-5097
e: zaheed.mawani@advanceautoparts.com

ADVANCE AUTO PARTS REPORTS FISCAL 2013 COMPARABLE EPS GROWTH AND A RETURN TO POSITIVE COMPARABLE SAME STORE SALES IN THE FOURTH QUARTER

ROANOKE, Va, February 6, 2014 - Advance Auto Parts, Inc. (NYSE: AAP), the largest automotive aftermarket parts provider in North America, serving both the do-it-yourself and professional installer markets, today announced its financial results for the fourth quarter and fiscal year ended December 28, 2013. Fourth quarter comparable earnings per diluted share (EPS) were $0.94, an increase of 6.8% versus the fourth quarter last year. These fourth quarter results exclude transaction expenses of $0.24 associated with the acquisition of General Parts International, Inc. (GPI) and $0.03 of integration costs associated with the integration of B.W.P. Distributors, Inc. (BWP). Full year comparable diluted EPS of $5.67, increased 8.6% from fiscal 2012. These full year results exclude transaction expenses of $0.28 associated with the acquisition of GPI and $0.07 of integration costs associated with the integration of BWP.

Comparable Fourth Quarter Performance Summary (1)

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012

Sales (in millions)	$1,408.8	$1,329.2	$6,493.8	$6,205.0

Comp Store Sales %	0.1%	(1.9%)	(1.5%)	(0.8%)

Gross Profit %	49.8%	49.9%	50.1%	49.9%

Comparable SG&A %	41.7%	41.4%	39.4%	39.3%

Comparable Operating Income %	8.1%	8.5%	10.7%	10.6%

Comparable Diluted EPS	$0.94	$0.88	$5.67	$5.22

Avg Diluted Shares (in thousands)	73,248	74,002	73,414	74,062

(1) The Comparable SG&A%, Comparable Operating Income % and Comparable Diluted EPS results have been reported on a comparable basis to exclude the impact of transaction expenses of $21.9 million and $27.0 million in the fourth quarter and fiscal 2013, respectively, associated with our acquisition of GPI on January 2, 2014 and integration costs of $3.1 million and $8.0 million in the fourth quarter and fiscal 2013, respectively, associated with our integration of BWP. Included in the transaction costs in each period presented is $2.0 million that is classified as interest expense. Refer to the presentation of the respective financial measures on a GAAP basis and reconciliation of the financial results reported on a comparable basis to the GAAP basis in the accompanying financial tables in this press release.

"I would like to thank all our Team Members for their hard work during the fourth quarter and the 2013 fiscal year," said Darren R. Jackson, Chief Executive Officer. "The acquisition of General Parts was another strategic step forward for our great company positioning Advance as the largest parts provider in North America with considerable sales growth and earnings opportunities. Operationally, we were very encouraged with the progress we made in 2013 which resulted in improved fourth quarter sales performance and record operating profits in 2013. We look forward to 2014 with excitement as we begin the integration of General Parts and build on our performance from 2013.”

Fourth Quarter and Fiscal 2013 Highlights

Total sales for the fourth quarter increased 6.0% to $1.41 billion, as compared with total sales during the fourth quarter of fiscal 2012 of $1.33 billion. The sales increase was driven by the net addition of 151 new stores over the past 12 months, the acquisition of BWP and a comparable same store sales increase of 0.1%. For fiscal 2013, total sales increased 4.7% to $6.49 billion, compared with total sales of $6.21 billion during fiscal 2012. For fiscal 2013, comparable store sales decreased 1.5%.

The Company's gross profit rate was 49.8% of sales during the fourth quarter as compared to 49.9% during the fourth quarter last year. The 8 basis-point decrease in gross profit rate was the result of a higher mix of commercial sales, which has a lower gross margin rate driven primarily by the acquisition of BWP partially offset by increased merchandise margins due to lower acquisition costs and improvements in supply chain efficiencies. For fiscal 2013, the Company's gross profit rate was 50.1%, a 15 basis-point increase from fiscal 2012.

The Company's comparable SG&A rate was 41.7% of sales during the fourth quarter as compared to 41.4% during the same period last year. The 36 basis-point increase was the result of higher incentive compensation and increased new store openings partially offset by lower administrative and support costs and improved labor productivity. For fiscal 2013, the Company's comparable SG&A rate was 39.4% versus 39.3% during fiscal 2012. On a GAAP basis, the Company's SG&A rate was 43.4% of sales during the fourth quarter as compared to 41.4% during the same period last year primarily due to transaction expenses associated with the acquisition of GPI. On a GAAP basis, the Company's SG&A rate was 39.9% for fiscal 2013 versus 39.3% during fiscal 2012.

The Company's comparable operating income during the fourth quarter of $113.8 million increased 0.6% versus the fourth quarter of fiscal 2012. On a rate basis, comparable operating income in the fourth quarter was 8.1% of total sales as compared to 8.5% during the fourth quarter of fiscal 2012. For fiscal 2013, the Company's comparable operating income rate was 10.7% versus 10.6% during fiscal 2012. On a GAAP basis, the Company's operating income during the fourth quarter of $90.8 million decreased 19.7% versus the fourth quarter of fiscal 2012. On a rate basis, operating income was 6.4% of total sales during the fourth quarter as compared to 8.5% during the fourth quarter of fiscal 2012. For fiscal 2013, on a GAAP basis, the Company's operating income rate was 10.2% versus 10.6% during fiscal 2012.

During fiscal 2013, the Company generated $545.3 million in operating cash flow, a 20.4% reduction as compared to $685.3 million in fiscal 2012. Free cash flow in fiscal 2013 was $183.1 million versus $412.3 million last year. This decrease in free cash flow was primarily due to the Company’s acquisition of BWP and an increase in owned inventory partially offset by a reduction in capital expenditures. Capital expenditures in fiscal 2013 were $195.8 million as compared to $271.2 million in fiscal 2012.

“We are pleased that we were able to exceed our comparable EPS expectations for both the fourth quarter and fiscal 2013,” said Mike Norona, Executive Vice President and Chief Financial Officer. “Despite the softer sales environment for a large part of the year, our sales acceleration in the fourth quarter combined with our gross profit improvements and disciplined focus on expense management throughout the year allowed us to increase our fiscal 2013 comparable earnings per share 8.6% over last year. We look forward to carrying our momentum into 2014 as we begin the journey of successfully integrating our acquisition of General Parts.”

Comparable Key Financial Metrics and Statistics (1)(2)

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	December 28, 2013	December 29, 2012	FY 2013	FY 2012

Sales Growth %	6.0%	0.1%	4.7%	0.6%

Sales per Store (3)	$1,656	$1,664	$1,656	$1,664

Comparable Operating Income per Store (4)	$177	$176	$177	$176

Comparable Return on Invested Capital (5)	19.0%	19.4%	19.0%	19.4%

Gross Margin Return on Inventory (6)	9.9	9.3	9.9	9.3

Total Store Square Footage, end of period	29,701	27,806	29,701	27,806

Total Team Members, end of period	54,278	53,473	54,278	53,473

(1)
Operating Income per Store and Return on Invested Capital have been reported on a comparable basis to exclude the impact of transaction expenses associated with our acquisition of GPI on January 2, 2014 and integration costs associated with our integration of BWP. Refer to the presentation of the financial metrics on a GAAP basis and reconciliation of the financial results reported on a comparable basis to the GAAP basis in the accompanying financial tables in this press release.

(2)
In thousands except for gross margin return on inventory and total Team Members. The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed, except for Sales Growth % and where noted.

(3)	Sales per store is calculated as net sales divided by an average of beginning and ending store count.

(4)	Operating income per store is calculated as operating income divided by an average of beginning and ending store count.

(5)	Return on invested capital (ROIC) is calculated in detail in the supplemental financial schedules.

(6)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

Store Information

During the fourth quarter, the Company opened 55 stores, and closed 24 stores including planned consolidations of 17 BWP stores and 5 Autopart International stores. For fiscal 2013, the Company opened 172 Advance Auto Part and Autopart International stores in addition to the acquisition of 124 BWP stores and closed 41 stores including planned consolidations of 20 BWP stores and 13 Autopart International stores. The resulting net addition in fiscal 2013 was 255 stores. As of December 28, 2013, the Company's total store count was 4,049 including 217 Autopart International stores.

2014 Annual Financial Outlook Key Assumptions(1)

Fiscal 2014 will be a 53-week year. Unless otherwise stated, the financial outlook and certain key assumptions for fiscal 2014 provided below are on a 52-week basis.

New Stores	120 to 140 Advance Auto Parts stores, Autopart International stores and WORLDPAC branches
Comparable Store Sales (2)	Flat to low single digits
Comparable Cash EPS(3)(4)
   ●    including synergies of $45 - $55 million related to the acquisition of GPI(5)
● excluding the amortization of intangible assets associated with the acquisition of GPI
● excluding the impact of the 53rd week in fiscal 2014
● excluding one-time integration costs associated with the integration of BWP
● excluding one-time expenses to achieve synergies related to the acquisition of GPI
$7.20 - $7.40
One-time Expenses to Achieve Synergies(6)	Approximately $55 - $65 million
BWP Integration Costs	$12 - $15 million
Capital Expenditures(7)	$325 to $350 million
Free Cash Flow(8)	Minimum $450 million
Diluted Share Count	Approximately 73 million shares
EPS Impact of 53rd Week in Fiscal 2014	$0.16 - $0.18

(1)
Unless specified, the 2014 annual outlook assumptions exclude any purchase accounting adjustments associated with the acquisition of GPI. Purchase accounting adjustments are not determinable at this time due to the limited time since the close of the acquisition.

(2)
Advance calculates comparable store sales based on the change in store sales starting once a store has been open for 13 complete accounting periods (approximately one year) and by including e-commerce sales. We include sales from relocated stores in comparable store sales from the original date of opening. Acquired stores are included in our comparable store sales once the stores have completed 13 complete accounting periods after the acquisition date (approximately one year). Accordingly, the previously acquired BWP stores will be included in 2014 comparable store sales whereas the GPI stores acquired on January 2, 2014 will be excluded from 2014 comparable store sales.

(3)
Comparable Cash EPS is defined as Cash EPS in addition to the exclusion of other non-comparable items, including one-time expenses to achieve synergies related to the GPI acquisition, integration costs associated with the integration of BWP and the impact of the 53rd week fiscal 2014. Cash EPS is EPS excluding the amortization of GPI's intangible assets. Both Comparable Cash EPS and Cash EPS are non-GAAP measures. Because of the forward-looking nature of these non-GAAP financial measures, specific quantifications of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time. Management believes Comparable Cash EPS is an important measure in assessing the overall performance of the business and utilizes this metric in its ongoing reporting. On that basis, Management believes it is useful to provide Comparable Cash EPS to investors and prospective investors. Comparable Cash EPS and Cash EPS might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies.

(4)
In 2014, Advance will report its performance on a consolidated basis. To develop the Comparable Cash EPS guidance, Advance used the following 2013 consolidated comparable information: 1) estimated sales in the range of $9.4 to $9.5 billion, 2) gross profit rate in the range of 45.5% to 46.0%, and 3) SG&A rate in the range of 36.5% to 37.0%. This 2013 comparable consolidated supporting information has been provided solely for guidance purposes only and represents Advance’s current estimate and is subject to change pending the completion of the accounting close and audit for GPI’s 2013 year.

(5)
Total run rate cost synergies related to the acquisition of GPI are estimated to be $160 million by approximately the end of the third year following the close of the acquisition. These synergies will be driven primarily through the areas of procurement as well as corporate, store and supply chain efficiencies.

(6)
Total one-time expenses to achieve synergies related to the acquisition of GPI are estimated to be approximately $190 million over a five year period with the majority of the costs being incurred within the first three years.

(7)	The capital investments for 2014 are expected to be in the range of $325 - 350 million inclusive of approximately $50 - $60 million of capital expenditures related to the acquisition of GPI.

(8)	Free cash flow estimate excludes the acquisition price of GPI.
“Our 2014 annual comparable cash EPS outlook will be in the range of $7.20 to $7.40”, said Mike Norona, Executive Vice President and Chief Financial Officer. “We will continue to build on our 2013 progress as we focus on continued sales growth, serving our customers and improving our operating profit as we leverage the size and scale of the combination to deliver on the compelling financial potential of the General Parts acquisition.”

Dividend

On February 5, 2014, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on April 4, 2014 to stockholders of record as of March 21, 2014.

Investor Conference Call

The Company will host a conference call on Thursday, February 6, 2014, at 10:00 a.m. Eastern Time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until February 6, 2015.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., the largest automotive aftermarket parts provider in North America, serves both the do-it-yourself and professional installer markets. Following the closing of the General Parts International, Inc. acquisition, Advance operates 5,297 company-operated stores, 105 Worldpac branches, and services approximately 1,400 independently owned Carquest branded stores. Advance has approximately 71,000 Team Members in 49 states, Puerto Rico, the Virgin Islands and Canada. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements, as that term is used in the Private Securities
Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward looking statements include, but are not limited to, statements regarding the benefits and other effects of the acquisition of GPI; the combined company’s plans, objectives and expectations; expected growth and future performance of AAP, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, integration costs for BWP and General Parts, synergies, expenses to achieve synergies, estimated consolidated data for 2013 profitability and comparable cash earnings per diluted share for fiscal year 2014; earnings per share impact for the 53rd week of fiscal 2014 and other statements that are not historical facts. These forward-looking statements are subject to significant risks, uncertainties and assumptions, and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, the risk that the benefits of the GPI acquisition, including synergies, may not be fully realized or may take longer to realize than expected; the possibility that the GPI acquisition may not advance AAP’s business strategy; the risk that AAP may experience difficulty integrating GPI’s employees, business systems and technology; the potential diversion of AAP’s management’s attention from AAP’s other businesses resulting from the GPI acquisition; the impact of the GPI acquisition on third-party relationships, including customers, wholesalers, independently owned and jobber stores and suppliers; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for AAP’s and GPI’s products; the market for auto parts; the economy in general; inflation; consumer debt levels; the weather; business interruptions; information technology security; availability of suitable real estate; dependence on foreign suppliers; and other factors disclosed in AAP’s 10-K for the fiscal year ended December 29, 2012 and other filings made by AAP with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. AAP intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 28, 2013	December 29, 2012

Assets

Current assets:
Cash and cash equivalents	$1,112,471	$598,111
Receivables, net	277,595	229,866
Inventories, net	2,556,557	2,308,609
Other current assets	42,761	47,614
Total current assets	3,989,384	3,184,200

Property and equipment, net	1,283,970	1,291,759
Assets held for sale	2,064	788
Goodwill	199,835	76,389
Intangible assets, net	49,872	28,845
Other assets, net	39,649	31,833
	$5,564,774	$4,613,814

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$916	$627
Accounts payable	2,180,614	2,029,814
Accrued expenses	428,625	379,639
Other current liabilities	154,630	149,558
Total current liabilities	2,764,785	2,559,638

Long-term debt	1,052,668	604,461
Other long-term liabilities	231,116	239,021
Total stockholders' equity	1,516,205	1,210,694
	$5,564,774	$4,613,814

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
December 28, 2013 and December 29, 2012
(in thousands, except per share data)
(unaudited)

	As Reported	Comparable Adjustments (a)	Comparable	As Reported
	December 28, 2013	December 28, 2013	December 28, 2013	December 29, 2012

Net sales	$1,408,813	$—	$1,408,813	$1,329,201
Cost of sales, including purchasing and warehousing costs	707,036	—	707,036	666,046
Gross profit	701,777	—	701,777	663,155
Selling, general and administrative expenses	610,933	(23,002)	587,931	549,959
Operating income	90,844	23,002	113,846	113,196
Other, net:
Interest expense	(9,986)	1,987	(7,999)	(7,992)
Other income (expense), net	1,009	—	1,009	(159)
Total other, net	(8,977)	1,987	(6,990)	(8,151)
Income before provision for income taxes	81,867	24,989	106,856	105,045
Provision for income taxes	32,600	5,509	38,109	39,990
Net income	$49,267	$19,480	$68,747	$65,055

Basic earnings per share (b)	$0.68	$0.27	$0.94	$0.89
Diluted earnings per share (b)	$0.67	$0.27	$0.94	$0.88

Average common shares outstanding (b)	72,761	72,761	72,761	73,221
Average common shares outstanding - assuming dilution (b)	73,248	73,248	73,248	74,002

(a)
The comparable adjustments includes $21.9 million of transaction expenses associated with our acquisition of General Parts International, Inc. (GPI) on January 2, 2014, of which $2.0 million was interest related, and $3.1 million of integration costs associated with our integration of B.W.P. Distributors, Inc. (BWP).

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At December 28, 2013 and December 29, 2012, we had 72,840 and 73,383 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Fifty-Two Week Periods Ended
December 28, 2013 and December 29, 2012
(in thousands, except per share data)
(unaudited)

	As Reported	Comparable Adjustments (a)	Comparable	As Reported
	December 28, 2013	December 28, 2013	December 28, 2013	December 29, 2012

Net sales	$6,493,814	$—	$6,493,814	$6,205,003
Cost of sales, including purchasing and warehousing costs	3,241,668	—	3,241,668	3,106,967
Gross profit	3,252,146	—	3,252,146	3,098,036
Selling, general and administrative expenses	2,591,828	(32,987)	2,558,841	2,440,721
Operating income	660,318	32,987	693,305	657,315
Other, net:
Interest expense	(36,618)	1,987	(34,631)	(33,841)
Other income, net	2,698	—	2,698	600
Total other, net	(33,920)	1,987	(31,933)	(33,241)
Income before provision for income taxes	626,398	34,974	661,372	624,074
Provision for income taxes	234,640	9,268	243,908	236,404
Net income	$391,758	$25,706	$417,464	$387,670

Basic earnings per share (b)	$5.36	$0.35	$5.71	$5.29
Diluted earnings per share (b)	$5.32	$0.35	$5.67	$5.22

Average common shares outstanding (b)	72,930	72,930	72,930	73,091
Average common shares outstanding - assuming dilution (b)	73,414	73,414	73,414	74,062

(a)
The comparable adjustments include $27.0 million of transaction expenses associated with our acquisition of GPI on January 2, 2014, of which $2.0 million was interest related, and $8.0 million of integration costs associated with our integration of BWP.

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the year-to-date period. At December 28, 2013 and December 29, 2012, we had 72,840 and 73,383 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Fifty-Two Week Periods Ended
December 28, 2013 and December 29, 2012
(in thousands)
(unaudited)

	December 28, 2013	December 29, 2012

Cash flows from operating activities:
Net income	$391,758	$387,670
Depreciation and amortization	207,795	189,544
Share-based compensation	13,191	15,236
(Benefit) provision for deferred income taxes	(2,237)	26,893
Excess tax benefit from share-based compensation	(16,320)	(23,099)
Other non-cash adjustments to net income	3,278	4,281
(Increase) decrease in:
Receivables, net	(32,428)	(89,482)
Inventories, net	(203,513)	(260,298)
Other assets	11,011	8,213
Increase (decrease) in:
Accounts payable	113,497	376,631
Accrued expenses	63,346	40,936
Other liabilities	(4,128)	8,756
Net cash provided by operating activities	545,250	685,281

Cash flows from investing activities:
Purchases of property and equipment	(195,757)	(271,182)
Business acquisitions, net of cash acquired	(186,137)	(8,369)
Sale of certain assets of acquired business	19,042	—
Proceeds from sales of property and equipment	745	6,573
Net cash used in investing activities	(362,107)	(272,978)
Cash flows from financing activities:
Decrease in bank overdrafts	(2,926)	(7,459)
Net (payments) borrowings on credit facilities	—	(115,000)
Issuance of senior unsecured notes	448,605	299,904
Payment of debt related costs	(8,815)	(2,942)
Dividends paid	(17,574)	(17,596)
Proceeds from the issuance of common stock, primarily exercise of stock options	3,611	8,495
Tax withholdings related to the exercise of stock appreciation rights	(21,856)	(26,677)
Excess tax benefit from share-based compensation	16,320	23,099
Repurchase of common stock	(80,795)	(27,095)
Contingent consideration related to previous business acquisitions	(4,726)	(10,911)
Other	(627)	4,089
Net cash provided by financing activities	331,217	127,907

Net increase in cash and cash equivalents	514,360	540,210
Cash and cash equivalents, beginning of period	598,111	57,901
Cash and cash equivalents, end of period	$1,112,471	$598,111

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Fifty-Two Week Periods Ended
December 28, 2013 and December 29, 2012
(in thousands)
(unaudited)

Reconciliation of Free Cash Flow:

	December 28, 2013	December 29, 2012

Cash flows from operating activities	$545,250	$685,281
Cash flows used in investing activities	(362,107)	(272,978)
Free cash flow	$183,143	$412,303

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Fourth Quarter Performance Summary on a GAAP Basis(1):

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012

Sales (in millions)	$1,408.8	$1,329.2	$6,493.8	$6,205.0

Comp Store Sales %	0.1%	(1.9%)	(1.5%)	(0.8%)

Gross Profit %	49.8%	49.9%	50.1%	49.9%

SG&A %	43.4%	41.4%	39.9%	39.3%

Operating Income %	6.4%	8.5%	10.2%	10.6%

Diluted EPS	$0.67	$0.88	$5.32	$5.22

Avg Diluted Shares (in thousands)	73,248	74,002	73,414	74,062

(1) These financial metrics have been reported on a GAAP basis which include the impact of transaction expenses associated with our acquisition of GPI on January 2, 2014 of $21.9 million for the fourth quarter, of which $2.0 million was interest related, and $27.0 million for fiscal 2013, of which $2.0 million was interest related, and integration costs associated with our integration of BWP of $3.1 million for the fourth quarter and $8.0 million for fiscal 2013. These financial measures should be read in conjunction with our financial measures presented on a comparable basis earlier in this press release. Management believes the reporting of financial results on a non-GAAP basis to remain comparable is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

Key Financial Metrics and Statistics on a GAAP Basis(1)(2):

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	December 28, 2013	December 29, 2012	FY 2013	FY 2012

Sales Growth %	6.0%	0.1%	4.7%	0.6%

Sales per Store	$1,656	$1,664	$1,656	$1,664

Operating Income per Store	$168	$176	$168	$176

Return on Invested Capital	18.3%	19.4%	18.3%	19.4%

Gross Margin Return on Inventory	9.9	9.3	9.9	9.3

Total Store Square Footage, end of period	29,701	27,806	29,701	27,806

Total Team Members, end of period	54,278	53,473	54,278	53,473

(1)
These financial metrics have been reported on a GAAP basis which include the impact of transaction expenses associated with our acquisition of GPI on January 2, 2014 of $21.9 million for the fourth quarter, of which $2.0 million was interest related, and $27.0 million for fiscal 2013, of which $2.0 million was interest related, and integration costs associated with our integration of BWP of $3.1 million for the fourth quarter and $8.0 million for fiscal 2013. These financial metrics and statistics should be read in conjunction with our financial metrics and statistics presented on a comparable basis earlier in this press release. Management believes the reporting of financial results on a non-GAAP basis to remain comparable is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

(2)
In thousands except for gross margin return on inventory and total Team Members. The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed, except for Sales Growth % and where noted.

Detail of Return on Invested Capital (ROIC) Calculation:
	Last Four Quarters Ended
	As Reported	Comparable Adjustments (1)	Comparable	As Reported
	December 28, 2013	December 28, 2013	December 28, 2013	December 29, 2012

Net income	$391,758	$25,706	$417,464	$387,671
Add:
After-tax interest expense and other, net	21,214	(1,058)	20,156	20,649
After-tax rent expense	223,654	2,072	225,726	198,960
After-Tax Operating Earnings	636,626	26,720	663,346	607,280

Average assets (less cash)	4,234,003	—	4,234,003	3,806,779
Less: Average liabilities (excluding total debt)	(2,895,984)	5,502	(2,890,482)	(2,594,945)
Add: Capitalized lease obligation (rent expense * 6) (2)	2,145,654	—	2,145,654	1,921,722
Total Invested Capital	3,483,673	5,502	3,489,175	3,133,556

ROIC	18.3%		19.0%	19.4%

Rent expense	$357,609	$—	$357,609	$320,287
Interest expense and other, net	$33,920	$(1,987)	$31,933	$33,241

(1)
The Company has also presented its ROIC calculation on a comparable basis as a result of certain non-comparable items included in its financial results in fiscal 2013. Refer to a description of those adjustments in footnote (1) above.

(2)	Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

NOTE: Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores. ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements. Management believes our comparable results of operations are a useful indicator to stockholders for consistency purposes.